UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2019

CANFIELD MEDICAL SUPPLY, INC.
(Exact Name of Registrant as Specified in Its Charter)

COLORADO
(State or Other Jurisdiction of Incorporation)

000-55114	34-1720075
(Commission File Number)	(IRS Employer Identification No.)

4120 Boardman-Canfield Road Canfield, Ohio 44406
(Address of Principal Executive Offices)

(330) 533-1914
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Forward-Looking Statements

This Current Report on Form 8-K and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Current Report on Form 8-K is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Current Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.

Item 3.02 Unregistered Sales of Equity Securities

Effective June 21, 2019 the registrant sold 336,000 shares of common stock (the “Shares”) to WesBev LLC for $100,000. No finder’s or placement agent fees were paid or incurred by Canfield Medical Supply, Inc. (the “Company”) in connection with this private transaction. WesBev LLC is an accredited investor within the meaning of federal securities laws. The Company agreed to sell  the Shares to an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.  WesBev LLC represented that it is acquiring the Shares for investment only and not with a view towards, or for, resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 5.01 Change in Control of Company

On June 21, 2019, WesBev LLC, a Nevada limited liability company, purchased from Michael J. West, president, chief executive officer and a director of the Company, eight million shares of his common stock, constituting record and beneficial ownership of approximately 69.7% of the 11,477, 200 issued and outstanding shares of common stock of the Company. Mr. West sold these shares to WesBev for an aggregate purchase price of two hundred seventy five thousand dollars. The Company has been advised that WesBev utilized its own funds in making this share purchase. After giving effect to the purchase of 336,000 unregistered shares described in Item 3.02 above WesBev LLC owns beneficially and of record 8,336,200 shares or about 71% of the issued and outstanding shares of common stock of the Company.

As part of his agreement with WesBev, Mr. West undertook to appoint or cause the appointment of up to three persons nominated by WesBev to the board of directors of the Company. The Company is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users. The purchaser has indicated that it will seek to transition the Company into a different line of business which in the view of the purchaser may offer greater revenue growth and increased shareholder values than those which may be available from the historic and current operations of the Company. No assurance can be given that any transaction may result from the purchaser’s efforts or if consummated that any such transaction may prove successful.

As a result of the foregoing purchase transaction and its sole voting power over the shares acquired, WesBev LLC is the majority stockholder of the Company and will be in a position to control the day to day operations of the Company and shape the future direction of Company affairs. Mr. West will continue serving as president, chief executive officer and director of the Company.

The parties were at arms-length at the time of entering into the transaction. There was no prior relationship between Mr. West, the Company and WesBev LLC.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement by and between Michael J. West and WesBevLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2019

CANFIELD MEDICAL SUPPLY, INC.

/s/ Michael J. West

By: Michael J. West

Chief Executive Officer